Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, First Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 28, 2025: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2025. For the three months ended September 30, 2025, the Company reported net income of $3.2 million, or $0.16 per diluted share, compared to net income of $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024. On a linked quarter basis, net income was $3.2 million, or $0.16 per diluted share, as compared to net income of $4.6 million, or $0.23 per diluted share, for the three months ended June 30, 2025. For the nine months ended September 30, 2025, net income was $10.1 million, or $0.50 per diluted share, compared to net income of $8.4 million, or $0.40 per diluted share, for the nine months ended September 30, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about November 26, 2025 to shareholders of record on November 12, 2025.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased to report solid earnings for the third quarter of 2025, along with strong loan growth and core deposit growth. Core deposits increased $97.4 million, or 6.3%, from year-end and total loans increased $60.8 million, or 2.9%. From June 30, 2025 to September 30, 2025, total loans increased $38.7 million, or 1.9%, driven by an increase in commercial real estate loans of $31.9 million, or 3.0%, and an increase in residential real estate loans of $22.6 million, or 2.8%. Our loan growth and disciplined approach to managing funding costs have allowed us to expand our net interest margin to 2.81% as we continue to decrease the cost of interest-bearing liabilities and reduce our reliance on time deposits. Our asset quality remains solid, with nonperforming assets to total assets of 0.21%, and total delinquency as a percentage of total loans of 0.21%.”

Hagan concluded, “We remain disciplined in our capital management strategies and during the nine months ended September 30, 2025, we repurchased 499,853 shares of common stock with an average price per share of $9.31. We are pleased with our third quarter results and are committed to delivering long-term value to shareholders through capital management strategies, which include continued loan growth, share repurchases and quarterly cash dividends.”

Key Highlights:

Loans and Deposits

At September 30, 2025, total loans increased $60.8 million, or 2.9%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 77.8% of total assets. The increase was primarily driven by an increase in residential real estate loans, including home equity loans, of $52.3 million, or 6.7%, an increase in commercial and industrial loans of $7.3 million, or 3.4%, and an increase in commercial real estate loans of $2.4 million, or 0.2%, partially offset by a decrease in consumer loans of $1.2 million, or 26.5%.

At September 30, 2025, total deposits of $2.3 billion increased $87.2 million, or 3.9%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $97.4 million, or 6.3%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.7 billion, or 70.5% of total deposits, at September 30, 2025. Time deposits decreased $10.2 million, or 1.5%, from $703.6 million at December 31, 2024 to $693.4 million at September 30, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at September 30, 2025. The loan-to-deposit ratio was 90.7% and 91.5% at September 30, 2025 and December 31, 2024, respectively.

1

Allowance for Credit Losses and Credit Quality

At September 30, 2025, the allowance for credit losses was $20.5 million, or 0.96% of total loans, compared to $19.5 million, or 0.94% of total loans, at December 31, 2024. The allowance for credit losses, as a percentage of nonaccrual loans, was 363.6% and 362.9% at September 30, 2025 and December 31, 2024, respectively. At September 30, 2025, nonaccrual loans totaled $5.6 million, or 0.27% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. Total delinquent loans decreased from $5.0 million, or 0.24% of total loans, at December 31, 2024 to $4.5 million, or 0.21% of total loans, at September 30, 2025. At September 30, 2025 and December 31, 2024, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased one basis point from 2.80% for the three months ended June 30, 2025 to 2.81% for the three months ended September 30, 2025. The net interest margin, on a tax-equivalent basis, increased one basis point from 2.82% for the three months ended June 30, 2025 to 2.83% for the three months ended September 30, 2025.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock, upon the completion of the 2024 Plan. On June 3, 2025, the Company announced the completion of its 2024 Plan under which the Company repurchased a total of 1.0 million shares at an average price per share of $8.79.

During the three months ended September 30, 2025, the Company repurchased 2,535 shares of its common stock at an average price per share of $9.74. During the nine months ended September 30, 2025, the Company repurchased 499,853 shares of its common stock at an average price per share of $9.31. As of September 30, 2025, there were 972,465 shares of common stock available for repurchase under the 2025 Plan.

The repurchase of shares under our 2025 Plan is administered through an independent broker. The shares of common stock repurchased under the 2025 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $11.89 at September 30, 2025, compared to $11.30 at December 31, 2024, while tangible book value per share, a non-GAAP financial measure, increased $0.59, or 5.6%, from $10.63 at December 31, 2024 to $11.22 at September 30, 2025. See pages 18-20 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended September 30, 2025 Compared to the Three Months Ended June 30, 2025

For the three months ended September 30, 2025, the Company reported a decrease in net income of $1.4 million, or 31.0%, from $4.6 million, or $0.23 per diluted share, for the three months ended June 30, 2025, to $3.2 million, or $0.16 per diluted share. Net interest income increased $450,000, or 2.6%, the provision for credit losses increased $1.9 million, non-interest income decreased $238,000, or 7.0%, and non-interest expense increased $122,000, or 0.8%. Return on average assets and return on average equity were 0.46% and 5.20%, respectively, for the three months ended September 30, 2025, compared to 0.69% and 7.76%, respectively, for the three months ended June 30, 2025.

2

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $450,000, or 2.6%, to $18.1 million for the three months ended September 30, 2025, from $17.6 million for the three months ended June 30, 2025. The increase in net interest income was primarily due to an increase in interest income of $421,000, or 1.4%. During the three months ended June 30, 2025, the Company recorded $425,000 in prepayment penalties and fees (“prepayment penalties”) related to payoffs in the commercial portfolio, compared to $34,000 during the three months ended September 30, 2025. Adjusted net interest income (net interest income, excluding prepayment penalties), a non-GAAP financial measure, increased $841,000, or 4.9%, from the three months ended June 30, 2025 to the three months ended September 30, 2025. See pages 18-20 for the related adjusted net interest margin, excluding prepayment penalties calculation and a reconciliation of GAAP to non-GAAP financial measures.

The net interest margin was 2.81% for the three months ended September 30, 2025, compared to 2.80% for the three months ended June 30, 2025. The net interest margin, on a tax-equivalent basis, was 2.83% for the three months ended September 30, 2025, compared to 2.82% for the three months ended June 30, 2025. Excluding the prepayment penalties discussed above, the net interest margin increased eight basis points from 2.73% for the three months ended June 30, 2025 to 2.81% for the three months ended September 30, 2025.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, decreased two basis points from 4.69% for the three months ended June 30, 2025 to 4.67% for the three months ended September 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, decreased four basis points from 5.05% for the three months ended June 30, 2025, to 5.01% for the three months ended September 30, 2025. During the three months ended June 30, 2025, the Company recorded $425,000 in prepayment penalties related to payoffs in the commercial portfolio, compared to $34,000 during the three months ended September 30, 2025. The average loan yield, excluding prepayment penalties, a non-GAAP financial measure, increased four basis points from 4.97% for the three months ended June 30, 2025 to 5.01% for the three months ended September 30, 2025. During the same period, average loans increased $31.1 million, or 1.5%, average securities decreased $1.0 million, or 0.3%, and average short-term investments decreased $6.2 million, or 10.6%. See pages 18-20 for the related average loan yield, excluding prepayment penalties calculation and a reconciliation of GAAP to non-GAAP financial measures.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased four basis points from 1.98% for the three months ended June 30, 2025 to 1.94% for the three months ended September 30, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased three basis points to 1.04% for the three months ended September 30, 2025, from 1.01% for the three months ended June 30, 2025. The average cost of time deposits decreased 18 basis points from 3.69% for the three months ended June 30, 2025, to 3.51% for the three months ended September 30, 2025. The average cost of borrowings, including subordinated debt, was 5.03% for the three months ended September 30, 2025, compared to 5.04%, for the three months ended June 30, 2025. Average demand deposits, an interest-free source of funds, increased $9.0 million, or 1.6%, from $572.8 million, or 24.9%, of total average deposits, for the three months ended June 30, 2025, to $581.8 million, or 25.0% of total average deposits, for the three months ended September 30, 2025.

Provision for (Reversal of) Credit Losses

During the three months ended September 30, 2025, the Company recorded a provision for credit losses of $1.3 million, compared to a reversal of credit losses of $615,000 during the three months ended June 30, 2025. The $1.9 million increase in the provision for credit losses was primarily due to higher balances in commercial real estate loans and an increase in unfunded commitments of $46.8 million, or 28.1%. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

3

During the three months ended June 30, 2025, the reversal of credit losses of $615,000 was a result of a recovery in the amount of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship paid in full.

During the three months ended September 30, 2025, the Company recorded net charge-offs of $43,000, compared to net recoveries of $585,000 for the three months ended June 30, 2025.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $238,000, or 7.0%, to $3.2 million for the three months ended September 30, 2025, from $3.4 million for the three months ended June 30, 2025. During the three months ended September 30, 2025, service charges and fees on deposits increased $24,000, or 0.9%, to $2.6 million from the three months ended June 30, 2025 and income from bank-owned life insurance (“BOLI”) decreased $34,000, or 6.6%, from the three months ended June 30, 2025 to $482,000 for the three months ended September 30, 2025. During the three months ended September 30, 2025, the Company reported $117,000 in other income from loan-level swap fees on commercial loans compared to $95,000 during the three months ended June 30, 2025.

During the three months ended September 30, 2025, the Company reported unrealized gains on marketable equity securities of $22,000, compared to unrealized gains of $25,000 during the three months ended June 30, 2025. During the three months ended June 30, 2025, the Company reported gains on non-marketable equity investments of $243,000 and did not have comparable income during the three months ended September 30, 2025. During the three months ended June 30, 2025, the Company reported a gain of $4,000 from mortgage banking activities and did not have comparable income during the three months ended September 30, 2025.

Non-Interest Expense

For the three months ended September 30, 2025, non-interest expense increased $122,000, or 0.8%, to $15.8 million from $15.7 million for the three months ended June 30, 2025. Salaries and related benefits increased $378,000, or 4.3%, due to an increase in deferred compensation expense to reflect updated performance award estimates. Software related expenses increased $7,000, or 1.1%, and other non-interest expense increased $57,000, or 4.2%. These increases were partially offset by a decrease in professional fees of $163,000, or 26.2%, a decrease in debit card processing and ATM network costs of $41,000, or 6.1%, a decrease in furniture and equipment expense of $38,000, or 7.7%, a decrease in occupancy expense of $28,000, or 2.2%, a decrease in FDIC insurance expense of $23,000, or 5.8%, a decrease in data processing expense of $17,000, or 1.8%, and a decrease in advertising expense of $10,000, or 2.3%. For the three months ended September 30, 2025 and the three months ended June 30, 2025, the efficiency ratio was 74.2% and 74.4%, respectively.

Income Tax Provision

Income tax expense for the three months ended September 30, 2025 was $1.0 million, with an effective tax rate of 24.5%, compared to $1.4 million, with an effective tax rate of 23.7%, for the three months ended June 30, 2025. The increase in the effective tax rate was due to higher projected pre-tax income for the twelve months ended December 31, 2025.

Net Income for the Three Months Ended September 30, 2025 Compared to the Three Months Ended September 30, 2024

The Company reported an increase in net income of $1.3 million, or 66.3%, from $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024 to $3.2 million, or $0.16 per diluted share, for the three months ended September 30, 2025. Net interest income increased $3.4 million, or 22.8%, provision for credit losses increased $352,000, or 37.4%, non-interest income increased $32,000, or 1.0%, and non-interest expense increased $1.4 million, or 9.5%, during the same period. Return on average assets and return on average equity were 0.46% and 5.20%, respectively, for the three months ended September 30, 2025, compared to 0.29% and 3.19%, respectively, for the three months ended September 30, 2024.

4

Net Interest Income and Net Interest Margin

Net interest income increased $3.4 million, or 22.8%, to $18.1 million, for the three months ended September 30, 2025, from $14.7 million for the three months ended September 30, 2024. The increase in net interest income was due to an increase in interest and dividend income of $2.2 million, or 7.9%, and a decrease in interest expense of $1.2 million, or 8.9%. The increase in interest income was primarily due to a $112.6 million, or 4.6%, increase in average interest-earning assets and an increase in the average yield on interest-earning assets of 12 basis points, from the three months ended September 30, 2024 to the three months ended September 30, 2025.

The net interest margin increased 41 basis points from 2.40% for the three months ended September 30, 2024 to 2.81% for the three months ended September 30, 2025. The net interest margin, on a tax-equivalent basis, increased 41 basis points from 2.42%, for the three months ended September 30, 2024 to 2.83% for the three months ended September 30, 2025. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 13 basis points from 4.54% for the three months ended September 30, 2024 to 4.67%, for the three months ended September 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, increased 11 basis points from 4.90% for the three months ended September 30, 2024 to 5.01% for the three months ended September 30, 2025. During the three months ended September 30, 2025, average interest-earning assets increased $112.6 million, or 4.6% to $2.6 billion, primarily due to an increase in average loans of $73.8 million, or 3.6%, an increase in average short-term investments, consisting of cash and cash equivalents, of $20.3 million, or 63.5%, and an increase in average securities of $19.4 million, or 5.5%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 30 basis points from 2.24% for the three months ended September 30, 2024 to 1.94% for the three months ended September 30, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 11 basis points from 0.93% for the three months ended September 30, 2024 to 1.04% for the three months ended September 30, 2025. The average cost of time deposits decreased 93 basis points from 4.44% for the three months ended September 30, 2024 to 3.51% for the three months ended September 30, 2025. The average cost of borrowings, including subordinated debt, decreased two basis points from 5.05% for the three months ended September 30, 2024 to 5.03%, for the three months ended September 30, 2025. Average demand deposits, an interest-free source of funds, increased $22.6 million, or 4.0%, from $559.2 million, or 25.7% of total average deposits, for the three months ended September 30, 2024, to $581.8 million, or 25.0% of total average deposits, for the three months ended September 30, 2025.

Provision for Credit Losses

During the three months ended September 30, 2025, the Company recorded a provision for credit losses of $1.3 million, compared to a provision for credit losses of $941,000 during the three months ended September 30, 2024. The $352,000, or 37.4%, increase in the provision for credit losses was primarily due to an increase in unfunded commitments of $46.8 million, or 28.1%, during the three months ended September 30, 2025, compared to an increase in unfunded commitments of $33.5 million, or 20.7%, during the three months ended September 30, 2024 and a slight deterioration in macroeconomic forecasts. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net charge-offs of $43,000 for the three months ended September 30, 2025, as compared to net charge-offs of $98,000 for the three months ended September 30, 2024.

Non-Interest Income

Non-interest income increased $32,000, or 1.0%, to $3.2 million for the three months ended September 30, 2025, from $3.1 million for the three months ended September 30, 2024. During the three months ended September 30, 2025, service charges and fees on deposits increased $211,000, or 9.0%, income from BOLI increased $12,000, or 2.6%, from $470,000 for the three months ended September 30, 2024 to $482,000 for the three months ended September 30, 2025. During the three months ended September 30, 2025, the Company reported $117,000 in other income from loan-level swap fees on commercial loans, compared to $74,000 during the three months ended September 30, 2024.

During the three months ended September 30, 2025, the Company reported an unrealized gain on marketable equity securities of $22,000, compared to an unrealized gain on marketable equity securities of $10,000 during the three months ended September 30, 2024. During the three months ended September 30, 2024, the Company reported income of $246,000 on mortgage banking activities due to the sale of $20.1 million in fixed rate residential real estate loans to the secondary market. The Company did not sell any residential loans during the three months ended September 30, 2025.

Non-Interest Expense

For the three months ended September 30, 2025, non-interest expense increased $1.4 million, or 9.5%, to $15.8 million from $14.4 million for the three months ended September 30, 2024. Salaries and employee benefits increased $1.1 million, or 13.5%, to $9.2 million, due to an increase in deferred compensation expense to reflect updated performance award estimates, advertising expense increased $162,000, or 59.8%, data processing expense increased $47,000, or 5.4%, FDIC insurance expense increased $38,000, or 11.2%, software expenses increased $40,000, or 6.5%, occupancy expense increased $20,000, or 1.6%, and other non-interest expense increased $94,000, or 7.1%. During the same period, these increases were partially offset by a decrease in professional fees of $80,000, or 14.8%, a decrease in furniture and equipment expense of $30,000, or 6.2%, and a decrease in net debit card processing and ATM network costs of $16,000, or 2.5%.

5

For the three months ended September 30, 2025, the efficiency ratio was 74.2%, compared to 80.6% for the three months ended September 30, 2024. The decrease in the efficiency ratio was driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, of $3.4 million, or 19.0%, during the three months ended September 30, 2025, compared to the three months ended September 30, 2024.

Income Tax Provision

Income tax expense for the three months ended September 30, 2025 was $1.0 million, or an effective tax rate of 24.5%, compared to $618,000, or an effective tax rate of 24.5%, for the three months ended September 30, 2024.

Net Income for the Nine Months Ended September 30, 2025 Compared to the Nine Months Ended September 30, 2024

For the nine months ended September 30, 2025, the Company reported net income of $10.1 million, or $0.50 per diluted share, compared to $8.4 million, or $0.40 per diluted share, for the nine months ended September 30, 2024. Return on average assets and return on average equity were 0.50% and 5.64% for the nine months ended September 30, 2025, respectively, compared to 0.44% and 4.74% for the nine months ended September 30, 2024, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2025, net interest income increased $6.7 million, or 15.1%, to $51.3 million, compared to $44.5 million for the nine months ended September 30, 2024. The increase in net interest income was primarily due to an increase in interest income of $6.8 million, or 8.4%.

For the nine months ended September 30, 2025, the net interest margin increased 24 basis points from 2.46% for the nine months ended September 30, 2024 to 2.70%. The net interest margin, on a tax-equivalent basis, was 2.48% for the nine months ended September 30, 2024, compared to 2.72% for the nine months ended September 30, 2025. During the nine months ended September 30, 2025, the Company recorded $459,000 in prepayment penalties related to payoffs in the commercial portfolio, compared to $8,000 during the nine months ended September 30, 2024. During the nine months ended September 30, 2024, the Company had a fair value hedge which contributed seven basis points to the net interest margin. The adjusted net interest margin, excluding prepayment penalties and income from the fair value hedge, a non-GAAP financial measure, increased 29 basis points from 2.39% for the nine months ended September 30, 2024 to 2.68% for the nine months ended September 30, 2025, respectively. The fair value hedge matured in October of 2024. See pages 18-20 for the related net interest margin, excluding prepayment penalties and income from the fair value hedge calculation and a reconciliation of GAAP to non-GAAP financial measures.

6

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.64% for the nine months ended September 30, 2025, compared to 4.49% for the nine months ended September 30, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.98% for the nine months ended September 30, 2025, compared to 4.86% for the nine months ended September 30, 2024. During the nine months ended September 30, 2025, average interest-earning assets increased $122.9 million, or 5.1%, to $2.5 billion, from the same period in 2024. The increase was primarily due to an increase in average loans of $63.4 million, or 3.1%, an increase in average short-term investments, consisting of cash and cash equivalents, of $43.6 million and an increase in average securities of $15.2 million, or 4.3%.

The average cost of total funds, including non-interest bearing accounts and borrowings, was 2.02% for the nine months ended September 30, 2025, compared to 2.12% for the nine months ended September 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 18 basis points to 1.04% for the nine months ended September 30, 2025, from 0.86% for the nine months ended September 30, 2024. The average cost of time deposits decreased 55 basis points from 4.32% for the nine months ended September 30, 2024 to 3.77% for the nine months ended September 30, 2025. The average cost of borrowings, including subordinated debt, increased five basis points from 4.99% for the nine months ended September 30, 2024 to 5.04% for the nine months ended September 30, 2025. Average demand deposits, an interest-free source of funds, increased $19.6 million, or 3.5%, from $555.3 million, or 25.8% of total average deposits, for the nine months ended September 30, 2024 to $574.8 million, or 24.9% of total average deposits, for the nine months ended September 30, 2025.

Provision for Credit Losses

During the nine months ended September 30, 2025, the Company recorded a provision for credit losses of $820,000, compared to a provision for credit losses of $97,000 during the nine months ended September 30, 2024. The $723,000 increase in the provision for credit losses was primarily due to an increase in unfunded commitments of $37.7 million, or 21.4%, changes in the loan mix and a slight deterioration in the macroeconomic environment. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve Bank’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $513,000 for the nine months ended September 30, 2025, as compared to net charge-offs of $41,000 for the nine months ended September 30, 2024. During the nine months ended September 30, 2025, the Company recorded a recovery of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship paid in full.

Non-Interest Income

For the nine months ended September 30, 2025, non-interest income decreased $306,000, or 3.2%, from $9.6 million during the nine months ended September 30, 2024 to $9.3 million. During the same period, service charges and fees on deposits increased $463,000, or 6.7%, and income from BOLI increased $46,000, or 3.2%. During the nine months ended September 30, 2025, the Company reported $212,000 in other income from loan-level swap fees on commercial loans, compared to $74,000 during the same period in 2024. During the nine months ended September 30, 2025, the Company reported a gain of $243,000 on non-marketable equity investments, compared to a gain of $987,000 during the nine months ended September 30, 2024. During the nine months ended September 30, 2025, the Company reported unrealized gains on marketable equity securities of $42,000, compared to unrealized gains on marketable equity securities of $22,000 during the nine months ended September 30, 2024. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the nine months ended September 30, 2025, the Company reported $11,000 in gains from mortgage banking activities, compared to $246,000 during the nine months ended September 30, 2024 due to the sale of fixed rate residential real estate loans. In addition, during the nine months ended September 30, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000 and did not have a comparable gain or loss during the nine months ended September 30, 2025.

7

Non-Interest Expense

For the nine months ended September 30, 2025, non-interest expense increased $3.1 million, or 7.2%, to $46.6 million, compared to $43.5 million for the nine months ended September 30, 2024. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $2.2 million, or 9.1%, due to an increase in deferred compensation expense to reflect updated performance award estimates. Advertising expense increased $346,000, or 36.1%, data processing expense increased $154,000, or 6.0%, FDIC insurance expense increased $135,000, or 12.6%, occupancy expense increased $116,000, or 3.1%, software related expenses increased $79,000, or 4.2%, debit card and ATM processing fees increased $40,000, or 2.2%, and other non-interest expense increased $130,000, or 3.3%. Professional fees decreased $61,000, or 3.6%, and furniture and equipment expense decreased $19,000, or 1.3%.

For the nine months ended September 30, 2025, the efficiency ratio was 76.9%, compared to 80.3% for the nine months ended September 30, 2024. The decrease in the efficiency ratio was driven by higher revenues, defined as the sum of net interest income and non-interest income, during the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2025 was $3.1 million, representing an effective tax rate of 23.6%, compared to $2.2 million, representing an effective tax rate of 20.9%, for the nine months ended September 30, 2024. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2025.

Balance Sheet

At September 30, 2025, total assets increased $82.4 million, or 3.1%, from December 31, 2024 to $2.7 billion. The increase in total assets was primarily due to an increase in total loans of $60.8 million, or 2.9%, an increase in investment securities of $7.0 million, or 1.9%, and an increase in cash and cash equivalents of $16.5 million, or 24.8%.

Investments

At September 30, 2025, the investment securities portfolio totaled $373.2 million, or 13.6% of total assets, compared to $366.1 million, or 13.8% of total assets, at December 31, 2024. At September 30, 2025, the Company’s available-for-sale securities portfolio, recorded at fair market value, increased $18.5 million, or 11.5%, from $160.7 million at December 31, 2024 to $179.2 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $11.6 million, or 5.6%, from $205.0 million at December 31, 2024 to $193.4 million at September 30, 2025.

At September 30, 2025, the Company reported unrealized losses on the available-for-sale securities portfolio of $23.8 million, or 11.7% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $31.2 million, or 16.2% of the amortized cost basis of the available-for-sale securities at December 31, 2024. At September 30, 2025, the Company reported unrealized losses on the held-to-maturity securities portfolio of $31.9 million, or 16.5% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $39.4 million, or 19.2% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2024.

8

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $10.8 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At September 30, 2025 and December 31, 2024, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which supports the Bank’s objective to provide liquidity.

Total Loans

Total loans increased $60.8 million, or 2.9%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 77.8% of total assets, at September 30, 2025. The increase in total loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $52.3 million, or 6.7%, an increase in commercial and industrial loans of $7.3 million, or 3.4%, an increase in commercial real estate loans of $2.4 million, or 0.2%, partially offset by a decrease in consumer loans of $1.2 million, or 26.5%.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	September 30, 2025	December 31, 2024
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$877,871	$880,828
Owner occupied	200,229	194,904
Total commercial real estate loans	1,078,100	1,075,732

Residential real estate loans:
Residential	695,844	653,802
Home equity	132,132	121,857
Total residential real estate loans	827,976	775,659

Commercial and industrial loans	218,951	211,656

Consumer loans	3,226	4,391
Total loans	2,128,253	2,067,438
Unamortized premiums and net deferred loan fees and costs	3,055	2,751
Total loans, including unamortized premiums and net deferred loan fees and costs	$2,131,308	$2,070,189

9

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $4.5 million, or 0.21% of total loans, at September 30, 2025, compared to $5.0 million, or 0.24% of total loans at December 31, 2024. At September 30, 2025, nonaccrual loans totaled $5.6 million, or 0.27% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. At September 30, 2025 and December 31, 2024, there were no loans 90 or more days past-due and still accruing interest. Total nonperforming assets (defined as nonaccrual loans and other real estate owned) totaled $5.6 million, or 0.21% of total assets, at September 30, 2025, compared to $5.4 million, or 0.20% of total assets, at December 31, 2024. At September 30, 2025 and December 31, 2024, the Company did not have any other real estate owned.

At September 30, 2025, the allowance for credit losses was $20.5 million, or 0.96% of total loans and 363.6% of nonaccrual loans, compared to $19.5 million, or 0.94% of total loans and 362.9% of nonaccrual loans, at December 31, 2024. Total criticized loans, defined as special mention and substandard loans, increased $1.6 million, or 4.2%, from $38.4 million, or 1.9% of total loans, at December 31, 2024 to $40.0 million, or 1.9% of total loans, at September 30, 2025.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At September 30, 2025, the commercial real estate portfolio totaled $1.1 billion and represented 50.7% of total loans. Of the $1.1 billion, $877.9 million, or 81.4%, was categorized as non-owner occupied commercial real estate and represented 319.8% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At September 30, 2025, total deposits were $2.3 billion and increased $87.2 million, or 3.9%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $97.4 million, or 6.3%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.7 billion, or 70.5% of total deposits, at September 30, 2025. Non-interest-bearing deposits increased $24.5 million, or 4.3%, to $590.2 million, and represent 25.1% of total deposits, money market accounts increased $41.2 million, or 6.2%, to $702.7 million, interest-bearing checking accounts increased $26.5 million, or 17.6%, to $176.8 million, and savings accounts increased $5.2 million, or 2.9%, to $186.8 million.

Time deposits decreased $10.2 million, or 1.5%, from $703.6 million at December 31, 2024 to $693.4 million at September 30, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at September 30, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market. At September 30, 2025, the Bank’s uninsured deposits totaled $701.5 million, or 29.9% of total deposits, compared to $643.6 million, or 28.4% of total deposits, at December 31, 2024.

The table below is a summary of our deposit balances for the periods noted:

	September 30, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands)
Core Deposits:
Demand accounts	$590,152	$565,620	$568,685
Interest-bearing accounts	176,823	150,348	140,332
Savings accounts	186,823	181,618	179,214
Money market accounts	702,712	661,478	635,824
Total Core Deposits	$1,656,510	$1,559,064	$1,524,055
Time Deposits:	693,365	703,583	700,151
Total Deposits:	$2,349,875	$2,262,647	$2,224,206

10

FHLB and Subordinated Debt

At September 30, 2025, total borrowings decreased $2.4 million, or 1.9%, from $123.1 million at December 31, 2024 to $120.7 million. At September 30, 2025, short-term borrowings decreased $2.4 million, or 44.7%, to $3.0 million, compared to $5.4 million at December 31, 2024. Long-term borrowings were $98.0 million at September 30, 2025 and December 31, 2024. At September 30, 2025 and December 31, 2024, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes.

As of September 30, 2025, the Company had $468.7 million of additional borrowing capacity at the FHLB, $365.2 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At September 30, 2025, shareholders’ equity was $243.6 million, or 8.9% of total assets, compared to $235.9 million, or 8.9% of total assets, at December 31, 2024. The change was primarily attributable to net income of $10.1 million and a decrease in accumulated other comprehensive loss of $5.5 million, partially offset by cash dividends paid of $4.3 million and the repurchase of shares at a cost of $4.8 million. At September 30, 2025, total shares outstanding were 20,491,966. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	September 30, 2025		December 31, 2024
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.30%	13.58%	14.38%	13.65%

Tier 1 Capital (to Risk Weighted Assets)	12.26%	12.52%	12.37%	12.64%

Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.26%	12.52%	12.37%	12.64%

Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.11%	9.30%	9.14%	9.34%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

11

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
●	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
●	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
●	significant changes in accounting, tax or regulatory practices or requirements;
●	new legal obligations or liabilities or unfavorable resolutions of litigation;
●	disruptive technologies in payment systems and other services traditionally provided by banks;
●	the highly competitive industry and market area in which we operate;
●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
●	failure or circumvention of our internal controls or procedures;
●	changes in the securities markets which affect investment management revenues;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	the soundness of other financial services institutions which may adversely affect our credit risk;
●	certain of our intangible assets may become impaired in the future;
●	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
●	new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations;
●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2025	2025	2025	2024	2024	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans	$26,690	$26,214	$24,984	$25,183	$25,134	$77,888	$73,715
Securities	2,617	2,588	2,422	2,273	2,121	7,627	6,376
Other investments	166	169	191	214	189	526	473
Short-term investments	560	641	840	916	396	2,041	682
Total interest and dividend income	30,033	29,612	28,437	28,586	27,840	88,082	81,246

INTEREST EXPENSE:
Deposits	10,403	10,437	11,376	11,443	11,165	32,216	30,793
Short-term borrowings	39	47	54	60	71	140	540
Long-term debt	1,245	1,232	1,219	1,557	1,622	3,696	4,607
Subordinated debt	254	254	254	253	254	762	762
Total interest expense	11,941	11,970	12,903	13,313	13,112	36,814	36,702

Net interest and dividend income	18,092	17,642	15,534	15,273	14,728	51,268	44,544

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	1,293	(615)	142	(762)	941	820	97

Net interest and dividend income after provision for (reversal of) credit losses	16,799	18,257	15,392	16,035	13,787	50,448	44,447

NON-INTEREST INCOME:
Service charges and fees on deposits	2,552	2,528	2,284	2,301	2,341	7,364	6,901
Income from bank-owned life insurance	482	516	473	486	470	1,471	1,425
Unrealized gain (loss) on marketable equity securities	22	25	(5)	(9)	10	42	22
Gain (loss) on mortgage banking activities	—	4	7	(11)	246	11	246
Gain on non-marketable equity investments	—	243	—	300	—	243	987
Loss on disposal of premises and equipment	—	—	—	—	—	—	(6)
Other income	117	95	—	187	74	212	74
Total non-interest income	3,173	3,411	2,759	3,254	3,141	9,343	9,649

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,209	8,831	8,413	8,429	8,112	26,453	24,257
Occupancy	1,237	1,265	1,412	1,256	1,217	3,914	3,798
Furniture and equipment	453	491	487	505	483	1,431	1,450
Data processing	916	933	882	900	869	2,731	2,577
Software	652	645	659	642	612	1,956	1,877
Debit/ATM card processing expense	633	674	577	593	649	1,884	1,844
Professional fees	460	623	546	471	540	1,629	1,690
FDIC insurance	376	399	431	389	338	1,206	1,071
Advertising	433	443	429	310	271	1,305	959
Other	1,409	1,352	1,348	1,431	1,315	4,109	3,979
Total non-interest expense	15,778	15,656	15,184	14,926	14,406	46,618	43,502

INCOME BEFORE INCOME TAXES	4,194	6,012	2,967	4,363	2,522	13,173	10,594

INCOME TAX PROVISION	1,027	1,422	664	1,075	618	3,113	2,216
NET INCOME	$3,167	$4,590	$2,303	$3,288	$1,904	$10,060	$8,378

Basic earnings per share	$0.16	$0.23	$0.11	$0.16	$0.09	$0.50	$0.40
Weighted average shares outstanding	20,110,492	20,210,650	20,385,481	20,561,749	20,804,162	20,234,534	21,013,003
Diluted earnings per share	$0.16	$0.23	$0.11	$0.16	$0.09	$0.50	$0.40
Weighted average diluted shares outstanding	20,240,975	20,312,881	20,514,098	20,701,276	20,933,833	20,354,977	21,122,208

Other Data:
Return on average assets (1)	0.46%	0.69%	0.35%	0.49%	0.29%	0.50%	0.44%
Return on average equity (1)	5.20%	7.76%	3.94%	5.48%	3.19%	5.64%	4.74%
Efficiency ratio	74.20%	74.36%	83.00%	80.56%	80.62%	76.91%	80.27%
Adjusted efficiency ratio (non-GAAP) (2)	74.27%	75.32%	82.98%	81.85%	80.67%	77.28%	81.79%
Net interest margin	2.81%	2.80%	2.49%	2.41%	2.40%	2.70%	2.46%
Net interest margin, on a fully tax-equivalent basis	2.83%	2.82%	2.51%	2.43%	2.42%	2.72%	2.48%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and loss on disposal of premises and equipment.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Cash and cash equivalents	$82,942	$93,308	$110,579	$66,450	$72,802
Securities available-for-sale, at fair value	179,234	178,785	167,800	160,704	155,889
Securities held to maturity, at amortized cost	193,446	197,671	201,557	205,036	213,266
Marketable equity securities, at fair value	471	444	414	397	252
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,818	5,818	5,818	5,818	7,143

Loans	2,131,308	2,092,631	2,079,561	2,070,189	2,049,002
Allowance for credit losses	(20,542)	(19,733)	(19,669)	(19,529)	(19,955)
Net loans	2,110,766	2,072,898	2,059,892	2,050,660	2,029,047

Bank-owned life insurance	78,527	78,045	77,529	77,056	76,570
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,156	1,250	1,344	1,438	1,531
Other assets	70,683	70,443	71,864	73,044	71,492
TOTAL ASSETS	$2,735,530	$2,711,149	$2,709,284	$2,653,090	$2,640,479

Total deposits	$2,349,875	$2,330,113	$2,328,593	$2,262,647	$2,224,206
Short-term borrowings	2,980	4,040	4,520	5,390	4,390
Long-term debt	98,000	98,000	98,000	98,000	128,277
Subordinated debt	19,781	19,771	19,761	19,751	19,741
Securities pending settlement	—	—	2,093	8,622	2,513
Other liabilities	21,254	19,797	18,641	22,770	20,697
TOTAL LIABILITIES	2,491,890	2,471,721	2,471,608	2,417,180	2,399,824

TOTAL SHAREHOLDERS’ EQUITY	243,640	239,428	237,676	235,910	240,655
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,735,530	$2,711,149	$2,709,284	$2,653,090	$2,640,479

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Shares outstanding at end of period	20,491,966	20,494,501	20,774,319	20,875,713	21,113,408

Operating results:
Net interest income	$18,092	$17,642	$15,534	$15,273	$14,728
Provision for (reversal of) credit losses	1,293	(615)	142	(762)	941
Non-interest income	3,173	3,411	2,759	3,254	3,141
Non-interest expense	15,778	15,656	15,184	14,926	14,406
Income before income provision for income taxes	4,194	6,012	2,967	4,363	2,522
Income tax provision	1,027	1,422	664	1,075	618
Net income	3,167	4,590	2,303	3,288	1,904

Performance Ratios:
Net interest margin	2.81%	2.80%	2.49%	2.41%	2.40%
Net interest margin, on a fully tax-equivalent basis	2.83%	2.82%	2.51%	2.43%	2.42%
Interest rate spread	2.13%	2.10%	1.74%	1.63%	1.60%
Interest rate spread, on a fully tax-equivalent basis	2.14%	2.12%	1.76%	1.65%	1.62%
Return on average assets	0.46%	0.69%	0.35%	0.49%	0.29%
Return on average equity	5.20%	7.76%	3.94%	5.48%	3.19%
Efficiency ratio (GAAP)	74.20%	74.36%	83.00%	80.56%	80.62%
Adjusted efficiency ratio (non-GAAP) (1)	74.27%	75.32%	82.98%	81.85%	80.67%

Per Common Share Data:
Basic earnings per share	$0.16	$0.23	$0.11	$0.16	$0.09
Earnings per diluted share	0.16	0.23	0.11	0.16	0.09
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.89	11.68	11.44	11.30	11.40
Tangible book value per share (non-GAAP) (2)	11.22	11.01	10.78	10.63	10.73

Asset Quality:
30-89 day delinquent loans	$3,123	$2,525	$2,459	$3,694	$3,059
90 days or more delinquent loans	1,425	1,328	2,027	1,301	1,253
Total delinquent loans	4,548	3,853	4,486	4,995	4,312
Total delinquent loans as a percentage of total loans	0.21%	0.18%	0.22%	0.24%	0.21%
Nonaccrual loans	$5,649	$5,752	$6,014	$5,381	$4,873
Nonaccrual loans as a percentage of total loans	0.27%	0.27%	0.29%	0.26%	0.24%
Nonperforming assets as a percentage of total assets	0.21%	0.21%	0.22%	0.20%	0.18%
Allowance for credit losses as a percentage of nonaccrual loans	363.64%	343.06%	327.05%	362.93%	409.50%
Allowance for credit losses as a percentage of total loans	0.96%	0.94%	0.95%	0.94%	0.97%
Net loan charge-offs (recoveries)	$43	$(585)	$29	$(128)	$98
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	(0.03)%	0.00%	(0.01)%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and loss on disposal of premises and equipment.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,112,394	$26,810	5.04%	$2,081,319	$26,335	5.08%	$2,038,593	$25,253	4.93%
Securities(2)	374,082	2,617	2.78	375,074	2,588	2.77	354,696	2,121	2.38
Other investments	14,993	166	4.39	15,062	169	4.50	15,904	189	4.73
Short-term investments(3)	52,380	560	4.24	58,622	641	4.39	32,043	396	4.92
Total interest-earning assets	2,553,849	30,153	4.68	2,530,077	29,733	4.71	2,441,236	27,959	4.56
Total non-interest-earning assets	157,127			156,247			153,585
Total assets	$2,710,976			$2,686,324			$2,594,821

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$161,171	453	1.12	$165,329	424	1.03	$131,133	271	0.82
Savings accounts	187,279	42	0.09	188,498	55	0.12	179,844	38	0.08
Money market accounts	703,084	3,784	2.14	687,621	3,600	2.10	621,340	3,172	2.03
Time deposit accounts	692,742	6,124	3.51	690,555	6,358	3.69	688,797	7,684	4.44
Total interest-bearing deposits	1,744,276	10,403	2.37	1,732,003	10,437	2.42	1,621,114	11,165	2.74
Borrowings	121,389	1,538	5.03	122,070	1,533	5.04	153,317	1,947	5.05
Interest-bearing liabilities	1,865,665	11,941	2.54	1,854,073	11,970	2.59	1,774,431	13,112	2.94
Non-interest-bearing deposits	581,835			572,833			559,224
Other non-interest-bearing liabilities	22,014			22,207			23,466
Total non-interest-bearing liabilities	603,849			595,040			582,690
Total liabilities	2,469,514			2,449,113			2,357,121
Total equity	241,462			237,211			237,700
Total liabilities and equity	$2,710,976			$2,686,324			$2,594,821
Less: Tax-equivalent adjustment(2)		(120)			(121)			(119)
Net interest and dividend income		$18,092			$17,642			$14,728
Net interest rate spread(4)			2.13%			2.10%			1.60%
Net interest rate spread, on a tax-equivalent basis(5)			2.14%			2.12%			1.62%
Net interest margin(6)			2.81%			2.80%			2.40%
Net interest margin, on a tax-equivalent basis(7)			2.83%			2.82%			2.42%
Ratio of average interest-earning assets to average interest-bearing liabilities			136.89%			136.46%			137.58%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2025 and 2024 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)

	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,089,208	$78,250	5.01%	$2,025,858	$74,058	4.88%
Securities(2)	371,541	7,627	2.74	356,340	6,376	2.39
Other investments	14,959	526	4.70	14,248	473	4.43
Short-term investments(3)	62,260	2,041	4.38	18,634	682	4.89
Total interest-earning assets	2,537,968	88,444	4.66	2,415,080	81,589	4.51
Total non-interest-earning assets	156,704			154,894
Total assets	$2,694,672			$2,569,974

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$155,894	1,127	0.97%	$132,708	759	0.76%
Savings accounts	186,561	137	0.10	183,872	128	0.09
Money market accounts	698,302	11,352	2.17	623,216	8,689	1.86
Time deposit accounts	695,312	19,600	3.77	655,700	21,217	4.32
Total interest-bearing deposits	1,736,069	32,216	2.48	1,595,496	30,793	2.58
Short-term borrowings and long-term debt	122,076	4,598	5.04	158,183	5,909	4.99
Total interest-bearing liabilities	1,858,145	36,814	2.65	1,753,679	36,702	2.80
Non-interest-bearing deposits	574,814			555,253
Other non-interest-bearing liabilities	23,216			24,931
Total non-interest-bearing liabilities	598,030			580,184

Total liabilities	2,456,175			2,333,863
Total equity	238,497			236,111
Total liabilities and equity	$2,694,672			$2,569,974
Less: Tax-equivalent adjustment (2)		(362)			(343)
Net interest and dividend income		$51,268			$44,544
Net interest rate spread (4)			1.99%			1.70%
Net interest rate spread, on a tax-equivalent basis (5)			2.01%			1.71%
Net interest margin (6)			2.70%			2.46%
Net interest margin, on a tax-equivalent basis (7)			2.72%			2.48%
Ratio of average interest-earning
assets to average interest-bearing liabilities			136.59%			137.72%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
	(Dollars in thousands)

Loan interest (no tax adjustment)	$26,690	$26,214	$24,984	$25,183	$25,134
Tax-equivalent adjustment	120	121	121	128	119
Loan interest (tax-equivalent basis)	$26,810	$26,335	$25,105	$25,311	$25,253

Loan interest (tax-equivalent basis)	$26,810	$26,335	$25,105	$25,311	$25,253
Less:
Prepayment penalties and fees	34	425	—	—	—
Adjusted loan income, excluding prepayment penalties (tax-equivalent basis) (non-GAAP)	$26,776	$25,910	$25,105	$25,311	$25,253

Average loans	$2,112,394	$2,081,319	$2,073,486	$2,062,822	$2,038,593
Average loan yield (no tax adjustment)	5.01%	5.05%	4.89%	4.86%	4.90%
Average loan yield (no tax adjustment), excluding prepayment penalties (non-GAAP)	5.01%	4.97%	4.89%	4.86%	4.90%
Average loan yield (tax-equivalent)	5.04%	5.08%	4.91%	4.88%	4.93%
Average loan yield (tax-equivalent basis), excluding prepayment penalties (non-GAAP)	5.03%	4.99%	4.91%	4.88%	4.93%

Net interest income (no tax adjustment)	$18,092	$17,642	$15,534	$15,273	$14,728
Tax equivalent adjustment	120	121	121	128	119
Net interest income (tax-equivalent basis)	$18,212	$17,763	$15,655	$15,401	$14,847

Net interest income (no tax adjustment)	$18,092	$17,642	$15,534	$15,273	$14,728
Less:
Prepayment penalties	34	425	—	—	—
Income from fair value hedge	—	—	—	74	434
Adjusted net interest income (non-GAAP)	$18,058	$17,217	$15,534	$15,199	$14,294

Average interest-earning assets	$2,553,849	$2,530,077	$2,529,715	$2,517,017	$2,441,236
Net interest margin (no tax adjustment)	2.81%	2.80%	2.49%	2.41%	2.40%
Net interest margin (tax-equivalent basis)	2.83%	2.82%	2.51%	2.43%	2.42%
Adjusted net interest margin, excluding prepayment penalties and income from fair value hedge (no tax adjustment) (non-GAAP)	2.81%	2.73%	2.49%	2.40%	2.33%

	For the quarter ended
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	09/30/2024
	(Dollars in thousands, except per share data)

Book Value per Share (GAAP)	$11.89	$11.68	$11.44	$11.30	$11.40
Non-GAAP adjustments:
Goodwill	(0.61)	(0.61)	(0.60)	(0.60)	(0.59)
Core deposit intangible	(0.06)	(0.06)	(0.06)	(0.07)	(0.08)
Tangible Book Value per Share (non-GAAP)	$11.22	$11.01	$10.78	$10.63	$10.73

Efficiency Ratio:
Non-interest Expense (GAAP)	$15,778	$15,656	$15,184	$14,926	$14,406

Net Interest Income (GAAP)	$18,092	$17,642	$15,534	$15,273	$14,728

Non-interest Income (GAAP)	$3,173	$3,411	$2,759	$3,254	$3,141
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	(22)	(25)	5	9	(10)
Gain on non-marketable equity investments	—	(243)	—	(300)	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,151	$3,143	$2,764	$2,963	$3,131
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$21,243	$20,785	$18,298	$18,236	$17,859

Efficiency Ratio (GAAP)	74.20%	74.36%	83.00%	80.56%	80.62%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	74.27%	75.32%	82.98%	81.85%	80.67%

	For the nine months ended
	9/30/2025	9/30/2024
	(Dollars in thousands)

Loan income (no tax adjustment)	$77,888	$73,715
Tax-equivalent adjustment	362	343
Loan income (tax-equivalent basis)	$78,250	$74,058

Net interest income (no tax adjustment)	$51,268	$44,544
Tax equivalent adjustment	362	343
Net interest income (tax-equivalent basis)	$51,630	$44,887

Net interest income (no tax adjustment)	$51,268	$44,544
Less:
Prepayment penalties	459	8
Income from fair value hedge	—	1,324
Adjusted net interest income (non-GAAP)	$50,809	$43,212

Average interest-earning assets	$2,537,968	$2,415,080
Net interest margin (no tax adjustment)	2.70%	2.46%
Net interest margin (tax-equivalent basis)	2.72%	2.48%
Adjusted net interest margin, excluding prepayment penalties and income from fair value hedge (no tax adjustment) (non-GAAP)	2.68%	2.39%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$46,618	$43,502

Net Interest Income (GAAP)	$51,268	$44,544

Non-interest Income (GAAP)	$9,343	$9,649
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(42)	(22)
Loss on disposal of premises and equipment, net	—	6
Gain on non-marketable equity investments	(243)	(987)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$9,058	$8,646
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$60,326	$53,190

Efficiency Ratio (GAAP)	76.91%	80.27%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	77.28%	81.79%